Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Owens & Minor, Inc.

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $2 par value	Other(2)	3,216,759(3)	$37.48(2)	$120,548,043.53	.0000927	$11,174.80

Total Offering Amounts				—	$120,548,043.53	—	$11,174.80

Total Fee Offsets				—	—	—	$10,634.72

Net Fee Due				—	—	—	$540.08

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this number of shares of Common Stock, $2.00 par value (the “Company Common Stock”) of Owens & Minor, Inc. (the “Company”) registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the registrant.

(2)

Estimated in accordance with Rule 457(h)(1) of the the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Company Common Stock as reported on the New York Stock Exchange on April 27, 2022.

(3)

Represents the number of shares of Company Common Stock that may be issued under the Owens & Minor, Inc. 2018 Stock Incentive Plan (as amended from time to time, “OMI Plan”), in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the NYSE Listed Company Manual (“Rule 303A.08”). The shares of Company Common Stock registered hereunder represent the number of shares of common stock of Apria, Inc. (“Apria”) that were available for issuance under the Apria, Inc. 2021 Omnibus Incentive Plan (the “Apria Plan”) immediately prior to the merger of StoneOak Merger Sub Inc., an indirect wholly owned subsidiary of the Company, with and into Apria, with Apria continuing as the surviving corporation and an indirect wholly owned subsidiary of the Company (the “Merger”), as appropriately adjusted to reflect the Merger and assumed by the Company, in accordance with Rule 303A.08.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(p)
Fee Offset Claims	Apria, Inc.	S-8	333-253087(1)	February 12, 2021	—	$10,634.72	Equity	Common Stock	7,148,197	$97,476,807.66	—
Fee Offset Sources	Apria, Inc.	S-8	333-253087(1)	—	February 12, 2021	—	—	—	—	—	$11,093(1)(2)

(1)

Effective as of March 29, 2022, Apria, the Company’s wholly-owned subsidiary, terminated the offering that included the unsold securities under the registration statement on Form S-8 (Registration No. 333-253087) (the “Prior Registration Statement”) by filing a post-effective amendment to such registration statement deregistering such unsold securities.

(2)

Pursuant to Rule 457(p) under the Securities Act, the Company expects to offset the registration fee due hereunder by an amount of fees that was previously paid with respect to the number of shares of common stock of Apria that were issuable under the Apria Plan and Apria, Inc. 2015 Stock Plan and remained unsold under the Prior Registration Statement as of March 29, 2022.